Exhibit 99.1

Behringer Harvard Announces Sale of Multifamily Property
in East Bay Area of San Francisco

DALLAS, May 17, 2011 — Behringer Harvard announced today the sale of Waterford Place, a 390-unit multifamily community at 4800 Tassajara Road in Dublin, California approximately 35 miles east of San Francisco. The buyer is an institutional investor.

“At an asset level, the disposition of Waterford Place is a remarkably successful execution of our multifamily platform’s investment strategy,” said Mr. Mark Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc.

“Our real estate team identified Waterford Place as an institutional-quality asset that had the potential to provide attractive income as well as capital appreciation for our investors,” explained Mr. Alfieri. “We’re pleased that this demonstrates the effectiveness of our investment strategy and the value we can create in our multifamily portfolio.”

Behringer Harvard Multifamily REIT I, Inc. acquired Waterford Place in September 2009 through a joint venture with PGGM Private Real Estate Fund. Waterford Place is a high-quality, stabilized multifamily community located near the intersection of Interstates 580 and 680 in one of the most desirable cities in Alameda County. Residents are approximately one mile from the Dublin/Pleasanton BART station offering convenient light-rail service to Bay Area employment centers. In addition to proximity to major traffic arteries and public transportation, the community provides convenient access to shopping, restaurants and attractions favored by a young, educated workforce.

With the disposition of Waterford Place, the Behringer Harvard Multifamily REIT I, Inc. portfolio owns investments in 34 communities in 13 states comprising 9,538 apartment homes.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Nicole Traycoff Richards Partners for Behringer Harvard nicole_traycoff@richards.com 214.891.5751

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